Exhibit (d)(iv)

CONFIDENTIAL TREATMENT
THE PROCTER & GAMBLE COMPANY HAS REQUESTED THAT THE MARKED PORTIONS OF THIS DOCUMENT BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, OH 45202

June 2nd, 2008

Re: Prepaid Share Repurchase

Ladies and Gentlemen:

This letter (the “Letter Agreement”) sets forth the agreement we have reached with respect to a transaction between Citigroup Global Markets Inc. (“Bank”) and The Procter & Gamble Company (the “Company”) in relation to shares of the Company’s common stock, without par value (the “Common Stock”).

I.	Definitions

As used in this Letter Agreement, the following terms shall have the following meanings:

“Announcement Date” means the date of the first public announcement of any corporate event involving the Company or the Common Stock that, in the reasonable discretion of Bank, is, as of such date, or becomes at any date subsequent to such date but on or prior to the last day of the Pricing Period, a merger or tender offer, or the first date of public announcement by the Company that the Company is engaged in discussions with another party concerning a potential merger or tender offer or is considering strategic alternatives that, if consummated, would be or include a merger or tender offer; provided, that the term “Announcement Date” shall in no event cover or refer to, or be deemed to have occurred as a result of, any public announcement relating to the Coffee Separation (as defined below).

“Coffee Separation” means a transaction or series of transactions which results in the Company’s coffee business being a stand-alone public company, whether effected by means of a “spin-off” (in which holders of Common Stock would receive Folgers shares as a dividend), a “split-off” transaction (in which holders of Common Stock would be entitled to exchange their shares of Common Stock for Folgers shares), or another mechanism to effect the separation of the coffee business from the Company and the establishment of the coffee business as a stand-alone public company.

“Company Repurchase Programs” means the Company’s current program for repurchasing shares of Common Stock, including (i) open market purchases and any similar programs utilized by the Company during the term of this Transaction, (ii) any “block” purchases (as defined in Rule 10b-18) of shares of Common Stock and any purchases of shares of Common Stock resulting from privately negotiated transactions, (iii) any purchases of shares of Common Stock made by the Company pursuant to an accelerated share repurchase agreement as a result of the Company engaging in a Qualified Private Placement (as defined below) and (iv) any purchases of shares of Common Stock pursuant to the Other Prepaid Share Repurchase Contracts (as defined below).

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“Corporate Event Termination” has the meaning specified in Section V.

“Default Settlement Number” has the meaning specified in Section VIII(c).

“Discount Per Share” means [_*_].

“Disrupted Day” means a Trading Day on which a Market Disruption Event or a Regulatory Event occurs.

“Early Repayment Amount” means an amount in U.S. dollars equal to (i) the Prepayment Amount, minus (ii) the product of (A) the Early Termination Settlement Number and (B) the Reference Price.

“Early Termination Date” has the meaning specified in Section VI.

“Early Termination Settlement Number” has the meaning specified in Section VI.

“Exchange” means New York Stock Exchange or any Successor Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Initial Pricing Period Termination Date” means [_*_].

“Loss” has the meaning specified in Section VIII(a).

“Loss Notice” has the meaning specified in Section VIII(a).

“Market Disruption Event” means (i) any suspension of or limitation imposed on trading by any exchange or market on which the Common Stock is listed for trading, or (ii) any event that disrupts or impairs (in the reasonable business judgment of Bank) the ability of market participants in general to effect transactions in, or obtain market values for, the shares of Common Stock or futures or options contracts relating to the Common Stock.

“Other Corporate Event” means the date of first public announcement of any of the following involving the Common Stock or the Company, as applicable (but in all events excluding the Coffee Separation and excluding any purchases of shares of Common Stock by the Company pursuant to the Company Repurchase Programs): payment of a non-cash dividend, a reorganization, a self-tender, a tender offer for the Common Stock for consideration other than cash, a rights offering, a recapitalization or a spin-off of a material subsidiary or division.

“Other Prepaid Share Repurchase Contracts” means any agreements similar in structure to this Letter Agreement providing for the Company’s purchase of shares of Common Stock; provided, that any repurchasing activities with respect to such Other Prepaid Share Repurchase Contracts shall not occur during the period between the Purchase Date and the Settlement Date as defined in this Letter Agreement.

“Prepayment Amount” means $700,000,000.

“Pricing Period” means the period commencing on the Pricing Period Commencement Date and ending on the Pricing Period Termination Date; provided that in the event of an occurrence of a Market Disruption Event or a Regulatory Event, the Pricing Period

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may be extended by Bank for a number of days not exceeding the number of days on which such Market Disruption Event or Regulatory Event occurred; provided further that, in the case of a single Market Disruption Event only, any extension of the Pricing Period corresponding to such Market Disruption Event shall not exceed [_*_] Trading Days.

“Pricing Period Commencement Date” means [_*_].

“Pricing Period Termination Date” means [_*_].

“Purchase Date” has the meaning specified in Section II.

“Qualified Private Placement” shall mean the issuance and sale by the Company of shares of Common Stock in an offering not required to be registered under the Securities Act.

“Reference Price” means the average VWAP for all Trading Days in the Pricing Period.

“Regulation M Distribution” has the meaning specified in Section IV(b).

“Regulatory Event” has the meaning specified in Section III(c).

“Rule 10b-18” means Rule 10b-18 under the Exchange Act.

“Scheduled Pricing Period Termination Date” means [_*_]; provided that, the Scheduled Pricing Period Termination Date may be postponed by Bank upon the occurrence of a Market Disruption Event or a Regulatory Event on any scheduled Trading Day during the Pricing Period subject to the terms an conditions set forth elsewhere in this Letter Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Number” means a number of shares of Common Stock equal to (a) the Prepayment Amount divided by (b)(i) the Reference Price minus (ii) the Discount Per Share.

“Settlement Date” means the third Trading Day immediately following the Pricing Period Termination Date.

“Successor Exchange” has the meaning defined in Section VII(e).

“Trading Day” means any day (i) other than a Saturday, a Sunday or a Disrupted Day, and (ii) on which the Exchange is open for trading during its regular trading session, notwithstanding the Exchange closing prior to its scheduled closing time.

“Transaction” means the transaction contemplated by Section II of this Letter Agreement.

“VWAP” means, for any Trading Day, the volume-weighted average price at which the Common Stock trades as reported in the composite transactions for the principal U.S. securities exchange on which such Common Stock is then listed on such Trading Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Trading Day and ten minutes before the

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scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3) of the Exchange Act, as determined in good faith by Bank; provided, however that, (i) to the extent that the Bank determines that any Trading Day in the Pricing Period is a partially Disrupted Day, Bank shall make adjustments to the weighting of each VWAP for purposes of determining the Reference Price, and the Bank shall determine any adjustments to the Reference Price, such determination and adjustments will be based on, among other factors, the duration of any Market Disruption Event or a Regulatory Event, as applicable, and the volume, historical trading patterns and price of the shares of Common Stock, and (ii) to the extent that there are eight Disrupted Days on or prior to the date that is the eighth scheduled Trading Day following the original Pricing Period Termination Date, then notwithstanding the occurrence of a Disrupted Day, Bank shall have the option in its sole discretion to either determine the VWAP on such eighth scheduled Trading Day (using its good faith estimate of the value for the shares of Common Stock on such eighth scheduled Trading Day) and the appropriate weighing therefor or elect to further extend the Pricing Period, not to exceed, in the case of a Market Disruption Event only, eight days. The Company acknowledges that Bank may refer to the Bloomberg Page “PG.N <Equity> AQR SEC” (or any successor thereto), in its judgment, for such Trading Day to determine the VWAP.

II.	Purchase and Settlement

(a) Subject to the terms and conditions of this Letter Agreement, on [_*_] (the “Purchase Date”), the Company agrees to purchase from Bank, and Bank agrees to sell to the Company, a number of shares of Common Stock equal to the Settlement Number. On the first Trading Day immediately following the Purchase Date, the Company shall deliver the Prepayment Amount to Bank. Such payment shall be effected in accordance with the Bank’s customary procedures.

(b) On the Settlement Date, Bank shall deliver to the Company a number of shares of Common Stock equal to the Settlement Number. Such delivery shall be effected in accordance with the Bank’s customary procedures. In addition, to the extent the Company declares a cash dividend with respect to Common Stock and the ex-dividend and record dates for such dividend occur on any date after the date hereof and prior to the earliest of the Settlement Date, the Early Settlement Date, if any (in case of early termination contemplated in Article VI), and the date on which an Event of Default or a Corporate Termination Event occurs, if any (in case of early termination contemplated in Article VIII), then on the later of (i) any such date and (ii) the first Trading Day following the date on which such dividend is paid to the holders of record with respect to such dividend, the Bank shall pay to the Company an amount equal to the product of (i) the per share amount of such dividend and (ii) the number of shares the Bank has accumulated, as of the Trading Day immediately preceding the ex-dividend date for such dividend, in contemplation of settling its obligations under this Transaction (the “Dividend Payment Amount”). Such payment shall be effected in accordance with the Bank’s customary procedures.

(c) Notwithstanding anything to the contrary in this Letter Agreement, the Company acknowledges and agrees that, in no event shall Bank be obligated to deliver or entitled to receive in order to deliver, any shares of Common Stock if, upon such receipt of such shares of Common Stock by Bank, its “beneficial ownership” (within the meaning of Section 16 of the Exchange Act and the rules promulgated thereunder) would be equal to or greater than 4.9% or more of the outstanding shares of Common Stock. If any delivery owed to Bank hereunder is not made, in whole or in part, as a result of this provision, Bank’s obligation to make such delivery shall not be extinguished and the Bank shall make such delivery as promptly as practicable after, but in no event later than one Trading Day after, Bank determines that such delivery would not result in Bank directly or indirectly so beneficially owning in excess of 4.9% of the outstanding shares of Common Stock.

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III.	Bank Purchases and the Pricing Period

(a) During the Pricing Period, Bank may purchase or will otherwise ensure that it owns sufficient shares of Common Stock to satisfy its obligations to deliver Common Stock to the Company with respect to this Transaction. Notwithstanding the foregoing, Bank shall not be required to purchase any shares of Common Stock, or may purchase a number of shares of Common Stock in an amount lesser than the Settlement Number.

(b) The Company acknowledges and agrees that (i) all transactions effected pursuant to Section III of this Letter Agreement shall be made in Bank’s sole judgment and for Bank’s own account, (ii) timing of transactions effected by Bank or any of its affiliates during the Pricing Period, the price paid or received per share of Common Stock pursuant to such transactions and the manner in which such transactions are made, including without limitation whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of Bank, and (iii) the Company does not have, and shall not attempt to exercise, any influence over how, when or whether to effect such transactions, including, without limitation, the price paid or received per share of Common Stock pursuant to such transactions or whether such transactions are made on any securities exchange or privately. It is the intent of the Company and Bank that the transaction contemplated by this Letter Agreement comply with the requirements of Rule 10b5-1(c) of the Exchange Act and that this Letter Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and Bank shall take no action that results in such transaction not so complying with such requirements. It is the intent of the Company and Bank that Bank will acquire and/or hold all shares of Common Stock contemplated in this Letter Agreement as a principal and that Bank is not an “affiliated purchaser” of the Company for purposes of Rule 10b-18.

(c) In the event that Bank reasonably concludes in good faith, based on the advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or policies and procedures relating to compliance with applicable securities laws, including the occurrence of a Regulation M Distribution (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Bank) (a “Regulatory Event”), or due to any Market Disruption Event, for it to refrain from purchasing Common Stock on any Trading Day during the Pricing Period, the Pricing Period shall be suspended for such day; provided, that the Pricing Period may not be suspended solely on account of the Coffee Separation (including, without limitation, the announcement, implementation, or consummation of the Coffee Separation). Bank shall promptly notify the Company upon exercising its rights pursuant to this Section III(c) and shall subsequently notify the Company in writing on the day Bank believes that it may resume purchasing Common Stock. Bank shall not be required to communicate to the Company the reason for Bank’s exercise of its rights pursuant to this Section III(c) if Bank reasonably determines in good faith based on the advice of counsel that disclosing such reason may result in a violation of any legal, regulatory, or self-regulatory requirements or related policies and procedures.

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IV.	Company Purchases

(a) Except for any purchases or other acquisitions of shares of Common Stock by the Company effected pursuant to (i) the Company Repurchase Programs and (ii) the Coffee Separation, without the prior written consent of Bank, the Company shall not, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any shares of Common Stock (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for shares of Common Stock during the Pricing Period.

(b) During the term of the Transaction, the Company will promptly notify Bank if the Company determines, as a result of an acquisition or other business combination or for any other reason, it may be deemed to be engaged in a distribution (as such term is used in Regulation M under the Exchange Act) of shares of Common Stock or a reference security (as such term is used in Regulation M under the Exchange Act) with respect to the Common Stock, and shall promptly notify Bank of the commencement of such distribution (such distribution, a “Regulation M Distribution”).

V.	Extraordinary Events

Upon the occurrence of any Announcement Date or any Other Corporate Event, Bank may (i) adjust the terms of the Transaction (including, without limitation, the number of Trading Days in the Pricing Period) as, in the exercise of its good faith judgment, it deems appropriate under the circumstances or (ii) elect to terminate the Transaction (a “Corporate Event Termination”); provided, for the avoidance of doubt, no adjustment of the terms of the Transaction shall be made, and Bank may not elect to terminate the Transaction, solely on account of the Coffee Separation (including, without limitation, the announcement, implementation, or consummation of the Coffee Separation). Upon the occurrence of a Corporate Event Termination, the Affected Party shall be the Company and Bank shall be the Non-Affected Party.

VI.	Early Termination

Upon prior written notice to Bank, the Company may elect to terminate the Transaction as of a Trading Day specified by the Company in such written notice (an “Early Termination Date”). In such an event, Bank shall cease any purchases of Common Stock pursuant to this Transaction and, on the third Trading Day immediately following the Early Termination Date, Bank shall (i) deliver to the Company the number of shares of Common Stock, previously acquired, held or accumulated pursuant to Section III(a) of this Letter Agreement (the “Early Settlement Number”), and (ii) pay to the Company the Early Repayment Amount and the Dividend Payment Amount, if any.

VII.	Events of Default

The occurrence of any of the following events with respect to a party (which party shall be the “Defaulting Party” and the other party, the “Non-Defaulting Party”) shall be an Event of Default:

(a) The failure to make any payment or any delivery of shares pursuant to the terms of the Letter Agreement.

(b) Any representation or warranty made in this Letter Agreement shall prove to have been false in any material respect at the time it was made, given or reaffirmed.

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(c) The failure to perform or comply in any material respect with any other obligation in this Letter Agreement which failure shall continue for five Trading Days after written notice of such failure has been sent to the Defaulting Party.

(d) (A) The initiation of any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have itself adjudicated as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution or composition or other relief under bankruptcy or insolvency law with respect to it or its debts or (2) which seeks appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (B) a general assignment for the benefit of its creditors; (C) the initiation of any case, proceeding or other action of a nature referred to in clause (A) hereof which (1) results in the entry of an order for relief or any such adjudication or appointment with respect to the party or any of its assets or (2) is not dismissed, stayed, discharged or bonded for a period of 5 days; (D) the initiation of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets, which case, proceeding or other action results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; (E) a party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (A) - (D) hereof; or (F) either party shall generally not, or shall admit in writing its inability to, pay its debts as they become due.

(e) The Common Stock ceases to be listed, traded or publicly quoted on the Exchange for any reason and is not immediately re-listed, traded or quoted as of the date of such de-listing, on another U.S. national securities exchange or a U.S. automated interdealer quotation system (“Successor Exchange”); provided that it shall not constitute an Event of Default if the Common Stock is immediately re-listed on a Successor Exchange upon its de-listing from the Exchange, and the Successor Exchange shall be deemed to be the Exchange for all purposes. In addition, in such event, Bank shall make any commercially reasonable adjustments it deems necessary to the terms of the Transaction.

(f) Any consolidation or amalgamation or merger with or into, or any transfer of all or substantially all its assets to another entity by a party, resulting in the creditworthiness of the surviving or transferee entity being materially weaker than that of the party immediately prior to such action.

VIII.	Remedies

(a) Upon the occurrence and the continuance of an Event of Default or a Corporate Event Termination, the Non-Defaulting Party or the Non-Affected Party (as the case may be) in its sole discretion may immediately, upon notice to the Defaulting Party or as applicable the Affected Party (a “Loss Notice”), terminate the Transaction by reducing the number of days in the Pricing Period, notwithstanding any other provision hereof, adjusting any other term hereof, and may sell, liquidate, offset or take any other action with respect to any position established or maintained by it in connection with this Transaction. Following a Loss Notice, the Non-Defaulting Party or the Non-Affected Party (as the case may be) shall act in good faith and in a commercially reasonable manner (and in consultation with the other Party) to determine the amount that such party reasonably in good faith believes to be its total unreimbursed net losses and costs in connection with this Letter Agreement (the “Loss”), which

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may be negative or positive. Such computation shall include any out-of-pocket losses (including but not limited to the difference between the price of Common Stock on the Purchase Date and the average price at which the shares are purchased during the Pricing Period (as such Pricing Period may be amended as a result of the operation of this Section VIII(a)) and loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position. In addition to the foregoing, the Non-Defaulting Party or the Non-Affected Party may include in its determination of its Loss hereunder such losses and costs (or gains) in respect of any payment or delivery required to have been made on or before the relevant termination date.

(b) Upon delivery of a Loss Notice by Bank, Bank shall (i) deliver to the Company the number of shares of Common Stock acquired, held or accumulated by Bank as of the date of such termination pursuant to Section III(a) (the “Default Settlement Number”) and (ii) repay to the Company the Prepayment Amount and Dividend Payment Amount (if any) (A) reduced by the amount expended by Bank to purchase shares of Common Stock and (B) reduced by the amount of such Loss.

(c) Upon delivery of a Loss Notice by Company, Bank shall (i) deliver to the Company a number of shares of Common Stock equal to the Default Settlement Number and (ii) repay to the Company the Prepayment Amount and Dividend Payment Amount (if any) (A) reduced by the product of the Reference Price and the Default Settlement Number and (B) increased by the Discount Per Share and the amount of such Loss.

IX.	Other Agreements

(a) The parties acknowledge and agree that this Letter Agreement is not intended to convey to Bank rights against the Company hereunder that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of the Company; provided, however, that nothing herein shall limit or shall be deemed to limit Bank’s right to pursue remedies in the event of a breach by the Company of its obligations and agreements with respect to this Letter Agreement; and provided further that, in pursuing a claim against the Company in the event of a bankruptcy, insolvency or dissolution with respect to Company, Bank’s rights hereunder shall rank on a parity with the rights of a holder of shares of Common Stock enforcing similar rights under a contract involving shares of Common Stock.

(b) The Company agrees that the material terms of the Transaction (and any other similar transactions), and the consequences of such transactions on the financial condition and results of operations of the Company, will, to the extent and when required, be disclosed by the Company in accordance with all rules, regulations, accounting principles (including Emerging Issues Task Force (“EITF”) Issue No. 00-19) and laws applicable to the Company in its periodic filings under the Exchange Act and its financial statements and notes thereto. Further, the parties acknowledge that the material terms of the Transaction (and any other similar transactions) will, if and to the extent required, be disclosed by the Company in its offering materials to Company stockholders in connection with the Coffee Separation, and further, that this Letter Agreement will, if required, be filed as an exhibit to the Company’s Schedule TO filing with the Securities and Exchange Commission (“SEC”) in connection with the Coffee Separation.

X.	Non-confidentiality

Notwithstanding anything to the contrary herein, (i) Bank acknowledges that this Letter Agreement may be intended to produce U.S. federal income tax benefits for the Company and (ii) the Company and Bank hereby agree that (A) the Company is not obligated to

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Bank to keep confidential from any and all persons or otherwise limit the use of any aspect of this Letter Agreement relating to the structure or tax aspects thereof, and (B) Bank does not assert any claim of proprietary ownership in respect of any such aspect of this Letter Agreement.

XI.	Assignment and Transfer

The rights and duties under this Letter Agreement may not be assigned or transferred by either party hereto without the prior written consent of the other party hereto.

XII.	Calculations

To the extent any calculation, adjustment or determination is required to be made by Bank hereunder, Bank shall make any such calculation, adjustment, or determination in good faith.

XIII.	Representations of the Parties

Each party represents to the other party that:

(a) Status. It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(b) Powers. It has the corporate or other organizational power to execute and deliver this Letter Agreement and to perform its obligations under this Letter Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(c) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Letter Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(e) Obligations Binding. Its obligations under this Letter Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law); and

(f) Absence of Certain Events. No Event of Default (as defined in this Letter Agreement) or event that, with the giving of notice or the passage of time or both, would constitute an Event of Default has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Letter Agreement.

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XIV.	Representations of the Company

The Company hereby represents on the date hereof and on the Purchase Date that:

(a) its financial condition is such that it has no need for liquidity with respect to its investment in the transactions contemplated by this Letter Agreement and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness. Its investments in and liabilities in respect of such transactions, which it understands are not readily marketable, is not disproportionate to its net worth, and it is able to bear any loss in connection with such transactions, including the loss of its entire investment in such transactions;

(b) it understands that no obligations of Bank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Bank or any governmental agency;

(c) each of its filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed by it have been filed and that, as of the respective dates thereof, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading;

(d) it is not entering into this Letter Agreement on the basis of, and is not aware of, any material non-public information with respect to the Common Stock or in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer;

(e) it is entering into this Letter Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act, and it acknowledges that Rule 10b5-1 does not permit it to (i) exercise any influence over how, when or whether Bank effects purchases of Common Stock or (ii) alter or deviate from the plan contemplated by this Letter Agreement or to change the amount of Common Stock, price or timing of purchase contemplated hereunder;

(f) it is not entering into this Letter Agreement to create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock), and, as a result of entering into this Letter Agreement and performance of its obligations hereunder, it has not and will not violate any applicable law, rule or regulation (including, without limitation, the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder) in connection with the Transaction;

(g) the Transactions and any repurchase of Common Stock by the Company in connection with the Transaction are pursuant to a publicly announced share repurchase program that has been approved by its Board of Directors and any such repurchase has been or will, to the extent and when so required, be publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto;

(h) it acknowledges that the amount paid by the Company to Bank under the Transaction may differ from the actual price paid by Bank for any shares of Common Stock comprising the Settlement Number;

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(i) it will not consolidate or merge with or into any person unless the surviving person is the Company or another person formed under the laws of a State of the United States of America and assumes or is responsible, by operation of law, for all obligations of the Company hereunder;

(j) the Company is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of shares of Common Stock or a reference security that would preclude purchases by Bank of the Common Stock or cause Bank to violate any law, rule or regulation with respect to such purchases;

(k) other than with respect to the Coffee Separation, there has not been any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Company that would fall within the scope of Rule 10b-18(a)(13)(iv) and, if at any time, the Company makes, or has made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Company (other than any such transaction in which the consideration consists solely of cash and there is no valuation period, or as to which the completion of such transaction or the completion of the vote by target shareholders has occurred), then the Company shall (i) notify Bank prior to the opening of trading in the Common Stock on any day on which the Company makes or has made any such public announcement, and (ii) notify Bank promptly following any such announcement that such announcement has been made;

(l) it is not relying, and has not relied upon, Bank with respect to the legal, accounting, tax or other implications of this Letter Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Letter Agreement; and

(m) it understands and acknowledges that Bank and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of the Company and that Bank and its affiliates may continue to conduct such transactions during the Pricing Period.

XV. Representations,	Warranties and Covenants of Bank

Bank hereby represents on the date hereof:

(a) it is not entering into this Letter Agreement to create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock), and, as a result of entering into this Letter Agreement and performance of its obligations hereunder, it has not and will not directly violate any applicable law, rule or regulation (including, without limitation, the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder);

(b) it and its affiliates have implemented reasonable policies and procedures, taking into consideration the nature of the business, to ensure that individuals making investment decisions with respect to Common Stock pursuant to this Letter Agreement would not violate laws prohibiting trading on the basis of material nonpublic information;

(c) it shall pay all expenses relating to the transfer of the shares of Common Stock constituting the Settlement Number, including but not limited to any stamp duty, stock exchange tax or local tax, settled through DTC, and it shall cause delivery of any such shares on a delivery versus payment basis; and

CONFIDENTIAL MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. BOXES AND ASTERISKS DENOTE SUCH OMISSION.

(d) it will convey, and, on any date that it delivers shares of Common Stock constituting the Settlement Number, represents that it has conveyed good title to the shares it is required to deliver, free from (i) any lien, charge, claim or other encumbrance (other than a lien routinely imposed on all securities by DTC) and any other restrictions whatsoever (excluding any restrictions under the Securities Act) (ii) any and all restrictions that any sale, assignment or other transfer of such shares be consented to or approved by any person or entity, including without limitation, the Company or any other obligor thereon, (iii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such shares, and (iv) any requirement of the delivery of any certificate, approval, consent, agreement, opinion of counsel, notice or any other document of any person or entity to the Company, any other obligor on or any registrar or transfer agent for, such shares, prior to the sale, pledge, assignment or other transfer of such shares. Bank also represents that the shares of Common Stock constituting the Settlement Number shall be properly in book-entry form.

XVI.	Miscellaneous

(a) No Collateral. Notwithstanding any provision of this Letter Agreement, or any other agreement between the parties, to the contrary, the obligations of the Company under this Letter Agreement are not secured by any collateral.

(b) Waiver of Trial by Jury. EACH OF THE COMPANY AND BANK HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF BANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(c) Governing Law. THIS LETTER AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW RULES THEREOF.

(d) Submission to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

XVII.	Notices

Unless otherwise specified, notices under this Letter Agreement may be made by telephone, to be confirmed in writing to the address below. Changes to the Notices must be made in writing.

CONFIDENTIAL MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. BOXES AND ASTERISKS DENOTE SUCH OMISSION.

(a)    If to the Company:

The Procter & Gamble Company

Shrimati Damal V, Associate Director, Capital Markets

1 Procter & Gamble Plaza, C10-113

Cincinnati, Ohio 45202

Telephone: (513) 983-9102

Telephone: (513) 983-4072

(b)    If to Bank:

Citigroup Global Markets Inc.

390 Greenwich Street

New York, NY 10013

Attn: Equity Derivatives

Telephone: (212) 723-7362

Telephone: (212) 723-8328

CONFIDENTIAL MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. BOXES AND ASTERISKS DENOTE SUCH OMISSION.

Please confirm your agreement to the foregoing by signing and returning to us the enclosed duplicate of this Letter Agreement.

Very truly yours,

CITIGROUP GLOBAL MARKET INC.

By:	/s/ Herman Hirsch
Name:	Herman Hirsch
Authorized Representative

Acknowledged and agreed to as of

the date first above written,

THE PROCTER & GAMBLE COMPANY

By:	/s/ J. D. Gerstle
Name:
Title: